CSMC06-2G4AR2 -- 4A8

CREDIT SUISSE FIRST BOSTON

Balance	$1,250,000.00	Delay	24	WAC	6.06000	WAM	356
Coupon	5.50000	Dated	02/01/2006	NET	5.75000	WALA	4
Settle	02/28/2006	First Payment	03/25/2006	Contrib Wac	6.06000

Price	1	2	3	4	5	6	7	8
	Yield	Yield	Yield	Yield	Yield	Yield	Yield	Yield
96-00.00	5.831	5.837	5.850	5.880	5.968	6.510	6.937	7.193
96-08.00	5.812	5.817	5.830	5.858	5.940	6.444	6.841	7.079
96-16.00	5.793	5.798	5.810	5.835	5.912	6.378	6.745	6.966
96-24.00	5.775	5.779	5.790	5.814	5.884	6.312	6.650	6.853
97-00.00	5.756	5.760	5.770	5.792	5.856	6.247	6.556	6.740
97-08.00	5.738	5.742	5.751	5.770	5.828	6.182	6.461	6.628
97-16.00	5.719	5.723	5.731	5.748	5.800	6.117	6.367	6.516
97-24.00	5.701	5.704	5.711	5.726	5.772	6.052	6.273	6.405
98-00.00	5.683	5.686	5.692	5.705	5.745	5.988	6.179	6.294
Spread @ Center Price	105	105	107	113	127	178	208	225
WAL	28.76	27.33	24.57	20.44	13.82	4.59	3.04	2.53
Mod Durn	13.89	13.60	12.95	11.75	9.19	3.93	2.71	2.28
Principal Window	Jan34 -Oct35	Jun31 -Oct35	Jun27 -Oct35	Aug22 -Oct35	Oct15 -Oct35	Aug10 -Oct10	Feb09 -Mar09	Aug08 -Sep08
LIBOR_1MO	4.53	4.53	4.53	4.53	4.53	4.53	4.53	4.53
Prepay	100 PSA	150 PSA	200 PSA	250 PSA	300 PSA	500 PSA	800 PSA	1000 PSA

Treasury Mat	6MO	2YR	3YR	5YR	10YR	30YR
Yld	4.581	4.515	4.478	4.463	4.537	4.710

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. The issuer's current effective registration statement may be found at http://www.sec.gov/Archives/edgar/data/1011663/000119312505178099/0001193125-05-178099-index.htm. Additional material information to your decision may also be found at http://www.sec.gov/Archives/edgar/data/1011663/000091412105002094/0000914121-05-002094-index.htm.